EXHIBIT 99.1


                 [Letterhead of Ellington Management Group LLC]

                                             November 5, 1999



VIA FEDERAL EXPRESS

Fredrick N. Khedouri
Chairman of the Board of Directors
Laser Mortgage Management, Inc.
151 West Passaic Street
Rochelle Park, NJ  07662

Dear Fred:

          As you are aware, we have had an interest in Laser for some time. In fact, one of our funds recently acquired in excess of 5% of Laser's outstanding shares. As investment adviser to our fund that holds Laser shares, we have a strong interest in increasing shareholder value.

          We noted with interest Laser's press release this past Monday announcing a restructuring of Laser's management and the engagement of Mariner Mortgage Management LLC as the external manager of Laser with responsibility for the day-to-day management of Laser's investments. In light of Laser's decision not to liquidate and instead to hire a new management firm, we would like to discuss with you and Laser's board a negotiated acquisition by our funds of up to 100% of the outstanding shares of Laser at a price of $4.15 per share. This price represents a premium of approximately 16.5% over Laser's closing share price on Wednesday of $3 9/16 and represents a premium of approximately 15.6% over the average trading price of Laser shares over the past six months.

          We propose a two step transaction pursuant to which we would commence a tender offer that receives the full support and recommendation of the Laser board, to be followed by a back-end merger. The tender offer would be subject to customary conditions, including that there be tendered such number of shares that, when taken together with the shares we already own, will constitute at least a majority of the outstanding Laser shares on a fully diluted basis and that the Laser board take all necessary actions to render the provisions of
Article IX of the Laser charter inapplicable to the offer and the merger. In the event our respective advisors determine that the REIT provisions under the Internal Revenue Code render a two-step transaction impracticable, we would restructure our proposal as a one step merger.

          We believe such a transaction would be extremely attractive to Laser's shareholders. Shareholders would receive a premium for their shares, and would not have to be concerned with the existing uncertainties related to their ownership of Laser, including those risks and uncertainties associated with the performance and disposition of the illiquid and esoteric derivative securities which remain in Laser's portfolio even long after the resignation of the original manager.

          In order for us to commit the resources and incur the expenses that are necessary to undertake a transaction of this type, we require that you execute the enclosed letter agreement providing us with a thirty-day exclusivity period to complete our diligence and finalize all necessary documentation.

          As you are aware, as the owner of in excess of 5% of the outstanding Laser shares we are required to disclose our intentions as outlined in this letter in our initial Schedule 13D filing with the Securities and Exchange Commission.

          We are committed to engaging in this transaction. Our proposal is conditioned only upon the completion of mutually acceptable definitive documentation and the satisfactory completion of our due diligence review of Laser. We believe that the proposed transaction would be in the best interests of Laser's shareholders, and would have their strong support. We and our advisors are prepared to meet with Laser and its advisors to negotiate and finalize all the documentation necessary to reflect the transaction described above as soon as we receive an executed copy of the enclosed exclusivity letter agreement. Please let us know by the close of business on Wednesday, November 10th, 1999, how you would like to proceed.


                                        Very truly yours,

                                        ELLINGTON MANAGEMENT GROUP, LLC

                                        By: VC Investments, L.L.C.,
                                            as managing member

                                        By: /S/ MICHAEL VRANOS
                                            ----------------------------
                                            Michael Vranos
                                            Managing Member